Exhibit 10.1

December 16, 2020

BTCS Inc. (the “Company”)

Dear Tom,

In connection with your loan to the Company in which the Company is issuing you a Convertible Promissory Note and warrants, the Company hereby also grants to you a participation right as described herein (the “Right”) for twelve months following the date hereof. The Right will entitle you to invest up to thirty five percent (35%) of the amount of any financing whether consisting of an offering of debt, securities, or some other form of structured financing, including, without limitation, an equity line of credit in the Company. For the avoidance of doubt, the Right being provided for hereunder shall exclude an underwritten public offering, a best efforts offering and simultaneous uplisting, a Strategic Investment, and any offerings or issuances where only officers and directors of the Company participate. For purposes of this Right, a “Strategic Investment” shall be defined as securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, but any such shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or offering such securities to an entity whose primary business is investing in securities.

If you choose to accept the terms of this Agreement, please indicate your acceptance by signing below and return a copy to Charles Allen.

Sincerely,

BTCS INC.

By:	/s/ Charles Allen
Name:	Charles Allen
Title:	Chief Executive Officer

We Agree to and Accept this Letter Agreement:

Cavalry Fund I LP

By:	/s/ Thomas Walsh
Name:	Thomas Walsh
Title:	Managing Partner

We hereby certify that we are an “accredited investor” as defined Rule 501 under the Securities Act of 1933, as amended.

BTCS Inc.